Exhibit 99.1

Social Life Network Names Mark DiSiena As New CFO

Mark DiSiena, former CFO of Cherokee Global Brands, will focus on the Canadian IPO of MjLink.com and future tech company acquisitions.

DENVER, CO – October 29, 2018 – Supporting their enormous online growth, Social Life Network, Inc. (OTCQB: WDLF), provider of niche social networking platforms in the cannabis, real estate, hunting, fishing, tennis and soccer industries world-wide, today announced the appointment of Mark DiSiena as its new Chief Financial Officer.

Mark DiSiena’s public company background includes Chief Financial Officer at Cherokee Global Brands and 4medica, as well as key financial management roles at Oracle-NetSuite, Lucent Technologies, Louis Vuitton Moet Hennessy, and Senior Auditor at Cooper & Lybrand.

In an 8-K that Social Life Network filed on September 25th, 2018, the Company announced its intention to take MjLink.com, Inc., the Company’s wholly owned subsidiary, public on a Canadian exchange in 2019.

“We couldn’t be more pleased to have Mark DiSiena as our new CFO, as we charge forward with the planned IPO of MjLink on a Canadian exchange this coming year,” says Ken Tapp, CEO of Social Life Network, Inc. “Mark brings a wealth of knowledge and public company experience to our company as we focus on our international growth plan and the targeting of other technology companies to acquire”, adds Tapp.

About Social Life Network, Inc.

Social Life Network, Inc. is an artificial intelligence and blockchain powered social network and e-commerce technology company based in Denver Colorado. They launched their first social network, WeedLife.com, in the cannabis and hemp industry in 2013, and have since launched niche e-commerce social networks to meet the growing demand for social technology in the residential Real Estate industry and many sports verticals including Golf, Cycling, Tennis, Soccer, Hunting & Fishing world-wide.
For more information, visit https://www.SocialNetwork.ai

Disclaimer

This news release may include forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the Company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. No information in this press release should be construed as any indication whatsoever of the Company's or MjLink’s future financial results, revenues or stock price. There are no assurances that the Company will successfully take MjLink public in Canada. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:

Investor Relations
IR@Social-Life-Network.com
855-933-3277